October 30, 2001

Mr. Ronald J. Domanico



Dear Ron:

As you know, with the pending sale of the European staffing businesses, and the current state of the marketing and merchandising businesses in the U.S., AHL Services is a different company today than it was previously. The Company needs to address current business conditions. Unfortunately, changes within the business have resulted in the decision to terminate your employment.

The letter is written notice to you under Section 2(b)(iii) of your Employment Agreement dated March 30, 2001 ("Employment Agreement"). In accordance with the notice requirements of this agreement, the effective date of your termination will be 90 days from today, which will be January 28, 2002. You will receive the salary and car allowance otherwise payable to you under the Employment Agreement through and including your termination date. You will be entitled to reimbursement of reasonable and necessary expenses you incurred on or prior to the date of your termination. In addition, you may be eligible for a bonus for calendar year 2001 if the Board of Directors determines, in its sole discretion, that you earned such bonus by meeting your performance objectives. If any bonus is earned, we will come to a mutually acceptable arrangement as to how and when such amount would be paid.

Severance Payments: As outlined in Section 3.2 of the Employment Agreement, severance payments will commence on January 29, 2002, and continue for one calendar year. These severance payments will be made for 12 consecutive months in bi-weekly payments equal to your current base salary, less standard withholdings, and will be considered all-inclusive of regular pay and vacation pay. As you are aware, Section 5 of the Employment Agreement (including non-competition, non-solicitation, trade secrets, and confidential information) remains in full force and effect after your termination, and these severance payments are contingent upon your continued compliance with the terms and conditions of your Employment Agreement, including those provisions.

Stock Options: All options granted to you pursuant to Section 4.1(a) of your Employment Agreement, and subsequently during the term of your employment, shall become exercisable upon your termination date. The options will expire on the first anniversary of the termination date.

Employee Benefits: Your employee benefits will continue through the end of January, 2002. A letter describing your benefit continuation options under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) will be mailed within approximately two weeks of your separation. Although not required by the terms of the Employment Agreement, the Company agrees that it will pay the cost of COBRA premiums so that you can maintain your equivalent health care coverage until the earlier of (a) January 31, 2003 or (b) the date you are eligible for health care coverage offered by another employer. You will need to complete the COBRA documents and return them according to the instructions you receive.

You will receive a separate packet of instructions regarding your options for disbursement of your 401(k) balance. This packet should also be received within two to three weeks from your separation date.

Release: You hereby knowingly and voluntarily release and forever discharge the Company and each of its affiliates, predecessors, successors, parents, subsidiaries, divisions and assigns and their respective current and former officers, directors, partners, shareholders, representatives, employees, former employees, attorneys, and agents (collectively referred to as "Releasees"), collectively, separately, and severally, from any and all state, federal, or local claims, causes of action, liabilities, and judgments of every type and description whatsoever at law or in equity (including, but not limited to, claims arising under the Civil

Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act, state and local labor and employment laws, and state tort, contract, or statutory law) that you, your heirs, administrators, executors, personal representatives, beneficiaries, and assigns have, may have or may claim to have against the Releasees for compensatory or punitive damages or other legal or equitable relief of any type or description (the "Released Claims"). You understand and agree that the Released Claims are intended to and do include any and all claims of every nature and kind whatsoever (whether known, unknown, suspected, or unsuspected) which you have or may have against the Releasees, individually or collectively. You further acknowledge that you may hereafter discover facts different from or in addition to those which you now know or believe to be true with respect to the Released Claims and agree that, in such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

With the exception of the Excluded Claims set forth in this paragraph, AHL Services hereby releases you from any and all state or federal claims, causes of action, liabilities and judgments of every type and description that it may have against you arising out of or related to your employment or separation of employment with AHL. Claims arising under or related to Section 5 of the Employment Agreement (including but not limited to non-competition, non-solicitation, trade secrets, and confidential information) are specifically excluded from this release ("Excluded Claims").

Return of Company Property: All company property, including access cards, keys, credit cards, cell phones, pagers, documents and memoranda and all computer equipment should be returned to Deb McCreight on your final day of employment. Any remaining expense reports should be forwarded within 30 days to Sharon Marquardt at 2 Carlson Parkway, Suite 400, Plymouth, MN 55447.

We offer you our sincere appreciation for the service you have given to AHL, and wish you success in your future endeavors. If you have any questions or if we can be of further assistance, please contact Deb McCreight at 763-745-1944.

Sincerely,



A. Clayton Perfall
Chief Executive Officer

I have read and accept the terms of this letter.



------------------------------------           ------------------------------
Ronald J. Domanico                                          Date